                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-26163

                              PROSPECTUS SUPPLEMENT
                                       to
                          Prospectus Dated May 9, 1997,
                        as supplemented on June 10, 1997

                                 172,372 SHARES

                             NETWORK APPLIANCE, INC.

                                  COMMON STOCK
                            (NO PAR VALUE PER SHARE)

           This Prospectus Supplement supplements the Prospectus dated May 9, 1997 (the "Prospectus") of Network Appliance, Inc. (the "Company"), as supplemented on June 10, 1997, relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 172,372 shares of Common Stock, no par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Internet Middleware Corporation ("IMC"), by and through a merger of IMC with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of Common Stock owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:

                                                                      Number of
                                                                       shares
                                   Number of Shares     Percent of  Registered for
                                     Beneficially      Outstanding      Sale
Name of Selling Shareholder            Owned              Shares      Hereby (1)
---------------------------            -----              ------      ----------
Philharmonia Baroque Orchestra          135                  *           135
San Francisco Friends of the             15                  *            15
  Urban Forest

--------------
*  less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.
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